Exhibit 10.4
Summary description of compensation arrangement with non-executive Chairman of the Board (excerpt from Proxy Statement dated July 24, 2009).
     In May 2009, the Corporate Governance Committee reviewed the annual compensation of the Chairman. The Committee considered: (a) the extraordinary amount of time and effort that Mr. McCracken devoted; (b) the contribution he made in serving in that role during the challenging circumstances of the past year; and (c) certain expenses he incurred in serving in that role since he became non-executive Chairman that are not reimbursable to him under existing Company policy. Steven Hall Partners, special outside compensation consultants to the Committee, provided the Company with relevant competitive market data and assisted with the evaluation of the Chairman’s compensation level. Based on this review, and on the recommendations of the Corporate Governance Committee and Steven Hall Partners, on May 19, 2009, the Board approved a payment of $359,000 to the Chairman. (Of this amount, approximately $100,000 was paid to Mr. McCracken in respect of expenses that he incurred in connection with his service and for which he reimbursed the Company.) This payment was made under the 2003 Directors Plan in the form of deferred stock units and cash (pursuant to the Chairman’s existing election under the plan).